EXHIBIT 3.1.2

                                  AMENDMENT TO
                     CERTIFICATE OF DESIGNATION, PREFERENCES
                          AND RIGHTS OF SERIES A JUNIOR
                               PARTICIPATING STOCK
                                       OF
                                ALBERTSON'S, INC.


         THOMAS R. SALDIN, Executive Vice President and General Counsel, and KAYE L. O'RIORDAN, Vice President and Corporate Secretary, of Albertson's, Inc., a Delaware corporation ("Corporation"), do hereby certify under the seal of the Corporation as follows:

         1. That no shares of Series A Junior Participating Preferred Stock, par value $1.00 per share, have been issued.

         2. That, pursuant to the authority conferred upon the Board of Directors of the Corporation by the Restated Certificate of Incorporation of the Corporation and in accordance with Section 151(g) of the General Corporation Law of Delaware, the Board of Directors of the Corporation on March 1, 1999 adopted the following resolution amending the preferences of the Series A Junior Participating Preferred Stock:

         RESOLVED, that the Certificate of Designation, Preferences and Rights of Series A Junior Participating Preferred Stock of Albertson's, Inc. (the "Certificate of Designation") hereby be, and it is, amended as follows:

          (a) In section 2(A)(a) and Section 2(B) of the Certificate, the amount "$25.00" shall be replaced with "$250.00."

          (b) In section 2(A)(b) of the Certificate, the words "100 times" shall be replaced with the words "1,000 times" in both locations where such words appear.

          (c) In the first sentence of Section 6(A) of the Certificate, the amount "$16,000.00" shall be replaced with "$160,000.00."

          (d) In section 6(A)(ii), the amount "100" shall be replaced with "1,000."

          (e) In the first sentence of Section 7, the amount "100" shall be replaced with "1,000."

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         In witness  whereof,  we have signed this  Amendment to  Certificate of
Designation and caused the corporate seal of the corporation to be hereunto affixed this 16th day of March, 1999.



                                                    /s/  Thomas R. Saldin

                                                    THOMAS R. SALDIN
                                                    Executive Vice President and
                                                    General Counsel

Attest:

/s/  Kaye L. O'Riordan

KAYE L. O'RIORDAN
Vice President and Corporate Secretary


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